                                                                    EXHIBIT 99.1

FOR RELEASE:  February 4, 2004
                                                         Contact: Cheryl Hansen
                                                   Director, Investor Relations
                                                                 (610) 645-1084
                                                       clhansen@aquaamerica.com

                                                                   Donna Alston
                                                        Manager, Communications
                                                                 (610) 645-1095
                                                       dpalston@aquaamerica.com



   AQUA AMERICA REPORTS OPERATING RESULTS FOR FOURTH QUARTER AND YEAR END 2003

          Customer growth exceeded 20 percent - among best growth years in company history

BRYN MAWR, PA, February 4, 2004 - Aqua America, Inc. (NYSE: WTR), formerly Philadelphia Suburban Corporation (NYSE: PSC), reported customer growth in 2003 greater than 20 percent, making it one of the best years for customer growth in the company's history. Last summer's acquisition of the AquaSource water and wastewater operations from DQE, along with the combined acquisitions of smaller systems throughout its existing service territory, resulted in the strong year-end customer numbers.

Chairman and President Nicholas DeBenedictis said, "This year's significant customer growth - the equivalent of five typical years of growth in one year -- is a result of the company's commitment to the growth-through-acquisition strategy that began more than 10 years ago. Customer growth complements our goal of delivering revenue, earnings and dividend growth for our shareholders, while further enhancing our ability to deliver cost effective service to our customers. The numerous small systems we gained with the AquaSource acquisition provide us an expanded footprint in six new states, including the fast growing southern states of Texas and Florida. These new locations afford us new opportunities to invest in and earn on infrastructure improvements."

Fourth quarter operating revenues increased 23.7 percent over the same period in 2002 to $101.2 million from $81.8 million, and full year revenues increased 14.0 percent to $367.2 million from $322.0 million. Revenue increases were primarily driven by customer growth through acquisitions and rate relief in various operating divisions.
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Full year 2003 revenues were dampened by above average rainfall levels coupled with lower than normal temperatures in the company's primary service areas. Because of the weather, revenues were negatively impacted during the typically high demand spring and summer months. DeBenedictis said, "We look forward to returning to more normal weather patterns in 2004. This past year presented the most challenging weather in the company's recent history."

The company reported $0.20 in net income per diluted share for the quarter ended December 31, 2003 compared to $0.22 for the same period in 2002. Fourth quarter net income per diluted share in 2002 included a $0.04 gain from the Ashtabula County, Ohio water system sale. Net income for the full year 2003 increased 5.3 percent to $70.8 million, or $0.79 per diluted share from $67.2 million, or $0.78 per diluted share for 2002.

Operating and maintenance expenses have increased since the July 31, 2003 acquisition of the AquaSource water and wastewater operations. Of the 19.4 percent increase in the 2003 operating and maintenance expenses above 2002 levels, 80 percent was attributable to the AquaSource operations which have a higher operating cost structure due to its decentralized operations. The remaining 20 percent, or 3.7 percent, was driven primarily by increased pension and other postretirement benefit costs. DeBenedictis said, "Although we inherited the higher expense operating model from the AquaSource operations acquired during 2003, we were successful in holding the line on operating expenses over which we had direct control at our other subsidiaries. Going forward, we will continue to take costs out of the newly acquired operations to continue to improve our efficiency."

Throughout 2003, the company continued its strategy of lowering its borrowing costs by taking advantage of historically low interest rates. Through effective use of low cost debt and refinancing, the company was able to decrease its embedded cost of debt by 40 basis points from 6.6 percent to 6.2 percent since December 31, 2002, and by approximately 120 basis points over the past four years.

In addition to the 18 acquisitions and growth ventures completed in 2003 -- including the AquaSource acquisition which was completed in July 2003 adding approximately 130,000 new customers -- Aqua America recently announced an agreement to acquire Heater Utilities, Inc., a water and wastewater system with approximately 50,000 customers in North Carolina. The acquisition is expected to close in the second quarter of 2004. The addition of Heater's operations will make the company the largest investor-owned water utility in North Carolina.

In November, the company's largest subsidiary, Aqua Pennsylvania, Inc., filed a $25 million rate request with the Pennsylvania Public Utility Commission to recover the company's investment in infrastructure improvements and water treatment facilities installed to provide service since its last rate case.

On December 1, 2003 the company effected its thirteenth dividend increase in the last 12 years and the fifth stock split in the last seven years. The 7.1 percent dividend increase raised the annualized dividend rate to $0.48 per share on the post-split shares. The five-for-four stock split was effected in the form of a 25 percent common stock distribution.


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On January 16, 2004, the company changed its name and ticker symbol from
Philadelphia Suburban Corporation (NYSE: PSC) to Aqua America, Inc. (NYSE: WTR). The new name better represents the company's expanded footprint and reflects its position as the nation's largest publicly-traded water utility based in the U.S. On Tuesday January 20, the company began trading under its new ticker symbol WTR. The daily closing price is listed in most newspapers under "AquaAm."

The company's conference call with analysts will be today at 11:00 a.m. Eastern Standard Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's website for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days after the call, beginning at 12:00 p.m. Wednesday, February 4, 2004 through Wednesday, February 18. The dial-in telephone number for the audio replay is (877) 519 - 4471 (PIN#: 4457838).

The following table shows selected operating data for the quarters and year ended December 31, 2003 and 2002 (in thousands, except per share data) for Aqua America, Inc. All share and per share data have been restated to reflect the December 1, 2003 five-for-four stock split.

                                                                      (Unaudited)

                                                       Quarter Ended              Year Ended
                                                        December 31,              December 31,
                                                   ----------------------    ----------------------
                                                      2003         2002        2003          2002
                                                   ---------    ---------    ---------    ---------
Operating revenues                                 $ 101,212    $  81,826    $ 367,233    $ 322,028
                                                   =========    =========    =========    =========
Net income available to common stock               $  18,606    $  18,646    $  70,785    $  67,154
                                                   =========    =========    =========    =========

Basic net income per share                         $    0.20    $    0.22*   $    0.80    $    0.78*
                                                   =========    =========    =========    =========
Diluted net income per share                       $    0.20    $    0.22*   $    0.79    $    0.78*
                                                   =========    =========    =========    =========
Average common shares outstanding:
   Basic                                              92,493       85,161       88,275       85,674
                                                   =========    =========    =========    =========
   Diluted                                            93,352       85,927       89,244       86,538
                                                   =========    =========    =========    =========

* Fourth quarter 2002 includes $.04 per share gain on sale of water system

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility serving approximately 2.5 million residents in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, South Carolina and Kentucky. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR. The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the impact of customer growth on revenues, earnings and dividends, increased opportunities to invest and earn on infrastructure improvements, the expected return to normal weather patterns, the expected completion of the Heater transaction, the impact of the Aqua Pennsylvania rate request, and the growth prospects and effect on operating expense levels associated with the AquaSource operations acquired in July 2003. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission


                                     # # #





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                      Aqua America, Inc. and Subsidiaries
           Consolidated Statements of Income and Comprehensive Income
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                       Quarter Ended              Year Ended
                                                        December 31,              December 31,
                                                   ----------------------    ----------------------
                                                      2003         2002        2003          2002
                                                   ---------    ---------    ---------    ---------
Operating revenues                                 $ 101,212    $  81,826    $ 367,233    $ 322,028

Cost & expenses:
    Operations and maintenance                        42,132       30,392      140,602      117,735
    Depreciation                                      13,083       10,949       48,522       41,424
    Amortization                                         690          965        2,941        2,898
    Taxes other than income taxes                      5,784        4,795       21,607       19,467
                                                   ---------    ---------    ---------    ---------
Total                                                 61,689       47,101      213,672      181,524
                                                   ---------    ---------    ---------    ---------

Operating income                                      39,523       34,725      153,561      140,504

Other expense (income):
    Interest expense, net                             11,677       10,139       44,662       40,396
    Allowance for funds used during construction        (638)        (191)      (2,127)      (1,389)
    Gain on sale of water system                        --         (5,676)        --         (5,676)
    Gain on sale of other assets                      (1,278)        --         (5,692)      (2,079)
                                                   ---------    ---------    ---------    ---------
Income before income taxes                            29,762       30,453      116,718      109,252
Provision for income taxes                            11,154       11,794       45,923       42,046
                                                   ---------    ---------    ---------    ---------
Net income                                            18,608       18,659       70,795       67,206
Dividends on preferred stock                               2           13           10           52
                                                   ---------    ---------    ---------    ---------
Net income available to common stock               $  18,606    $  18,646    $  70,785    $  67,154
                                                   =========    =========    =========    =========

Net income                                         $  18,608    $  18,659    $  70,795    $  67,206
Other comprehensive income (loss), net of tax:
    Unrealized gain (loss) on securities                 299          (63)         455          104
    Reclassification adjustment for gains
        reported in net income                          (265)        --           (347)        (767)
                                                   ---------    ---------    ---------    ---------
Comprehensive income                               $  18,642    $  18,596    $  70,903    $  66,543
                                                   =========    =========    =========    =========

Net income per common share:
   Basic                                           $    0.20    $    0.22    $    0.80    $    0.78
   Diluted                                         $    0.20    $    0.22    $    0.79    $    0.78

Average common shares outstanding:
   Basic                                              92,493       85,161       88,275       85,674
                                                   =========    =========    =========    =========
   Diluted                                            93,352       85,927       89,244       86,538
                                                   =========    =========    =========    =========


                       Aqua America, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                            (In thousands of dollars)
                                   (Unaudited)



                                                            December 31,        December 31,
                                                                2003                2002
                                                            ------------        ------------

Net property, plant and equipment                            $1,830,506          $1,490,841
Current assets                                                   83,969              70,908
Regulatory assets and other assets                              156,547             155,320
                                                             ----------          ----------
                                                             $2,071,022          $1,717,069
                                                             ==========          ==========


Stockholders' equity                                         $  659,030          $  493,097
Long-term debt, excluding current portion                       696,666             582,910
Current portion of long-term debt and loans payable             135,845             149,378
Other current liabilities                                        96,156              77,153
Deferred credits and other liabilities                          483,325             414,531
                                                             ----------          ----------
                                                             $2,071,022          $1,717,069
                                                             ==========          ==========